Exhibit 99.2

FOR IMMEDIATE RELEASE CONTACT: Mathew Verghese Chief Financial Officer www.globalgeophysical.com	13927 South Gessner Road Missouri City, TX 77489 Phone: 713-808-1750 Fax: (713) 972-1008	GLOBAL GEOPHYSICAL SERVICES, INC.

PRESS RELEASE

Global Geophysical Services, Inc. Prices Private Senior Notes Offering

APRIL 22, 2010

HOUSTON, TEXAS — Global Geophysical Services, Inc. (NYSE: GGS) today announced that it priced a private offering of $200 million in aggregate principal amount of 10-1/2% senior notes due 2017 (the “notes”) to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933. The issue price of the notes will be 97.009% of the principal amount of the notes.  The closing of the Company’s private notes offering is expected to occur on April 27, 2010, subject to customary closing conditions. The notes will be guaranteed on a senior basis by each of the Company’s domestic subsidiaries. The Company estimates that its net proceeds from the private notes offering will be approximately $189.0 million after deducting the initial purchasers’ discounts, offering expenses and original issue discount.

The notes and the guarantees thereof have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act of 1933 and any applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.